 Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:	Michael Gluk (investors)
Chief Financial Officer
ArthroCare Corporation
512-391-3906

Howard Zar (media)
917-913-2373
Howard.zar@yahoo.com

ARTHROCARE’S FOURTH QUARTER 2007 REVENUE GROWTH OF 25 PERCENT
EXCEEDS CONSENSUS ESTIMATES
-- Double digit revenue growth achieved across all business units --

Austin, Texas - February 19, 2008—ArthroCare Corp. (Nasdaq: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, reported earnings results for the quarter and year ended December 31, 2007 as follows:

FOURTH QUARTER HIGHLIGHTS
•	Total revenue increased 25 percent to $87.5 million
•	Gross revenue margin increased four points to 76 percent
•	Operating profit increased five points to 20 percent
•	Net income increased 78 percent to $14.5 million, or $0.50 per diluted share

HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2007
•	Total revenue increased 21 percent to $319.2 million
•	Gross revenue margin increased three points to 74 percent
•	Operating profit increased one point to 17 percent
•	Net income increased 36 percent to $43.2 million, or $1.50 per diluted share
•	Cash flow from operations increased 20 percent to $52.7 million

“We continue to systematically leverage our platform technologies in the market place, resulting in breakthrough products, growing clinical credibility within the surgical community and significant increases in product acceptance both in the U.S. and abroad,” noted Mike Baker, CEO of ArthroCare.

REVENUE
Fourth quarter product sales of $84.5 million increased 26 percent from $67.2 million in the fourth quarter of 2006. Royalties, fees and other revenue was $3.0 million in the fourth quarter of 2007 compared to $2.6 million in the fourth quarter of 2006, which represents three percent of total revenue in the fourth quarter of 2007 and four percent of total revenue for the fourth quarter of 2006. International product sales increased 22 percent in the fourth quarter over the fourth quarter of 2006, led by the sale of Sports Medicine products in the Company’s direct distribution markets.

For the year ended December 31, 2007, product sales increased 21 percent to $307.6 million from $253.4 million in 2006. Royalties, fees and other revenue was $11.6 million for the year ended December 31, 2007 compared to $9.6 million in 2006, which represents four percent of total revenue in both years. International product sales increased 26 percent for the year ended December 31, 2007 compared to the year ended December 31, 2006.

BUSINESS UNIT PERFORMANCE
The Sports Medicine business unit produced sales growth of 22 percent during the fourth quarter of 2007 compared with the same period of 2006, and represented 62 percent of total product sales in the fourth quarter of 2007. Sales in the Spine business unit during the fourth quarter of 2007 grew 53 percent compared to the same period in 2006, with Spine sales representing 15 percent of product sales in the fourth quarter of 2007. Fourth quarter 2007 ENT product sales increased 21 percent over the same period last year, with ENT sales representing 23 percent of product sales during the fourth quarter of 2007.

For the year ended December 31, 2007, the Sports Medicine business unit produced sales growth of 14 percent compared to the same period of 2006, and represented 62 percent of total product sales for 2007. Sales in the Spine business unit grew 68 percent year over year and represented 14 percent of product sales in 2007. ENT product sales increased 22 percent in 2007 compared to 2006, with ENT sales representing 24 percent of annual product sales in 2007.

OPERATIONS
Product margin was 75 percent in the fourth quarter of 2007, compared to 71 percent in the fourth quarter of 2006. The four-point improvement in product margin is a result of increased manufacturing efficiencies, a rise in average selling prices and increased sales volume associated with the Company’s higher gross margin products. Operating expenses were $48.7 million in the fourth quarter of 2007 compared to $39.9 million in the fourth quarter of 2006. The increase in expense is principally driven by an increase in sales employees and additional marketing expenditures to support emerging spine and oncology opportunities.

Product margin increased three points for the year ended December 31, 2007 to 73 percent from 70 percent in 2006. Operating expenses were $181.3 million in 2007 compared to $143.7 million in 2006. The year over year increase is primarily driven by sales volume-based compensation and expenses, clinical testing, marketing, and promotions related to new product lines.

BALANCE SHEET
Cash, cash equivalents and short-term investments increased $12.5 million to $43.3 million as of December 31, 2007, compared to $30.8 million at December 31, 2006. Inventory increased approximately $10.2 million or 20 percent to $61.8 million from $51.5 million at December 31, 2006. Accounts receivable increased 13 percent to $69.9 million from $61.9 million at December 31, 2006.

During the fourth quarter of 2007, ArthroCare acquired DiscoCare, Inc., a third-party billing and reimbursement service provider for $25 million in cash plus potential future milestone payments. The Company also substantially completed a five percent repurchase of its common stock. Both the acquisition and share repurchase payments were funded from internal cash and a $60.0 million borrowing from ArthroCare’s revolving credit facility.

RECENT CORPORATE DEVELOPMENTS
•	ArthroCare’s Coblation technology was featured prominently in a new book published by the National Academy of Science, which evaluates the state of plasma science.
•
ArthroCare was named among the Best Companies to Work for in Texas. The recognition comes from the Texas Association of Business and the Texas State Council of the Society for Human Resources Management and ranks ArthroCare No. 10 on its list of mid-sized companies. A total of 75 companies were ranked and segmented according to small, mid-sized and large companies.

BUSINESS OUTLOOK
The following statements are based on current expectations on February 19, 2008. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the Company may enter into in future periods.

ArthroCare’s business outlook for fiscal 2008 and for the first quarter 2008 is as follows:

•	The Company expects total annual revenue growth of at least 20 percent.
•	The Company expects the Sports Medicine business unit to achieve revenue growth in the low to mid teens.
•	ENT business unit revenue growth is expected to be at least 20 percent.
•	Spine business unit revenue growth is anticipated to exceed 40 percent.
•	For 2008, the Company anticipates operating margin improvement of approximately 2 points.
•	The Company expects net income per share growth greater than revenue growth. GAAP diluted net income per share for 2008 is forecast to be in the range of $1.92 to $2.00.
•	For the first quarter, the Company expects revenue growth of at least 20 percent over the first quarter of 2007, with individual business unit revenues in line with calendar guidance.
•
Margins are expected to be lower in the first quarter than the Company’s calendar year guidance due to acquisition integration expenses, annual holiday shutdown of the Company’s Costa Rican facility and seasonal marketing expenses. The Company anticipates sequential improvement in quarterly margins during the remainder of the year.

•	Net income per share for the quarter is expected to be in the range of $0.30 to $0.32.

CONFERENCE CALL
ArthroCare will hold a conference call with the financial community to discuss these results at 4:30 p.m. ET/1:30 p.m. PT today. A live webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  The webcast will remain available through March 18, 2008.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21374252.

ABOUT ARTHROCARE
Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

SAFE HARBOR STATEMENTS
Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the Company's stated business outlook for fiscal 2008, continued strength of the Company's fundamental position, the strength of the Company's technology, the Company's belief that strategic moves will enhance achievement of the Company's long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the Company's non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the Company's patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the Company's Securities and Exchange Commission filings, including ArthroCare's Form 10-Q for the quarter ended September 30, 2007 and its Form 10-K for the year ended December 31, 2006. Forward-looking statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words and phrases. Actual results may differ materially from management expectations.

Financial Tables Appended

ARTHROCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended			Year Ended
	December 31	December 31		December 31	December 31
	2007	2006	Variance	2007	2006	Variance

Revenues:
Product sales	$84,498	$67,180	$17,318	$307,596	$253,376	$54,220
Royalties, fees and other	2,998	2,640	358	11,646	9,625	2,021
Total revenues	87,496	69,820	17,676	319,242	263,001	56,241

Cost of product sales	21,065	19,444	(1,621)	84,724	76,838	(7,886)

Gross profit	66,431	50,376	16,055	234,518	186,163	48,355
Product Margin	75.1%	71.1%		72.5%	69.7%
Gross Margin	75.9%	72.2%		73.5%	70.8%

Operating expenses:
Research and development	7,278	5,294	(1,984)	26,886	23,247	(3,639)
Sales and marketing	34,076	26,846	(7,230)	123,213	91,915	(31,298)
General and administrative	5,701	5,903	202	24,033	21,355	(2,678)
Amortization of intangible assets	1,623	1,852	229	7,211	7,176	(35)
Total operating expenses	48,678	39,895	(8,783)	181,343	143,693	(37,650)

Income from operations	17,753	10,481	7,272	53,175	42,470	10,705
Other income (expense), net	369	(1,048)	1,417	2,184	(1,809)	3,993
Income before income tax provision	18,122	9,433	8,689	55,359	40,661	14,698

Income tax provision	3,614	1,266	(2,348)	12,179	8,986	(3,193)

Net income	$14,508	$8,167	$6,341	$43,180	$31,675	$11,505

Basic net income per share	$0.52	$0.31	$0.21	$1.57	$1.21	$0.36

Shares used in computing
basic net income per share	27,805	26,859		27,452	26,207

Diluted net income per common share	$0.50	$0.29	$0.21	$1.50	$1.14	$0.36

Shares used in computing
diluted net income per share	29,018	28,115		28,870	27,900

ARTHROCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31,	December 31,
ASSETS	2007	2006
Current assets:
Cash and cash equivalents	$39,375	$15,531
Short-term investments	3,875	15,225
Accounts receivable, net	69,924	61,935
Inventories, net	61,776	51,542
Deferred tax assets	10,406	13,795
Prepaid expenses and other current assets	5,164	5,389
Total current assets	190,520	163,417

Property and equipment, net	43,405	36,071
Related party receivables	-	500
Intangible assets, net	37,705	35,982
Goodwill	166,771	137,831
Deferred tax assets	4,940	-
Other assets	6,727	1,245

Total assets	$450,068	$375,046

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$15,876	$12,993
Accrued liabilities	12,909	26,347
Accrued compensation	12,727	7,906
Tax liabilities	660	2,427
Total current liabilities	42,172	49,673

Notes payable	60,000	-
Deferred tax liabilities	383	1,991
Other non-current liabilities	7,010	879
Total liabilities	109,565	52,543

Total stockholders' equity	340,503	322,503

Total liabilities and stockholders' equity	$450,068	$375,046